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Conference Call Transcript (3.14.24)

Jason Rando

Good morning and thank you for joining First Wave BioPharma on today’s conference call.

Earlier this morning, First Wave issued a press release detailing the closing of an all-stock acquisition of ImmunogenX, which we encourage listeners to read. The press release can be found in the news section of firstwavebio.com. First Wave also filed an 8-K this morning, which is available on firstwavebio.com and sec.gov.

Before beginning today’s call, I would like to make the following statement. Today, we will be making certain forward-looking statements about operating metrics, future expectations, plans, events, and circumstances, including statements about our strategy, future operations, and the development of our investigational drug candidates, and our expectations regarding capital allocation and cash resources. These statements are based on our current expectations, and you should not place undue reliance on these statements.

Actual results may differ materially due to our risks and uncertainties, including those detailed in the risk factors section of First Wave BioPharma’s Annual Report on Form 10-K for the year ended 2022 and subsequent Quarterly Reports on Form 10-Q which have been filed with the SEC as well as in other filings we make with the SEC from time-to-time. First Wave BioPharma disclaims any obligation to update the information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

With us on today’s call is James Sapirstein, Chairman and Chief Executive Officer of First Wave, who will discuss the merger agreement with ImmunogenX and the potential of latiglutenase as a first-to-market treatment for celiac disease.

James, please go ahead.

James Sapirstein:

Thank you, Jason and thank you to everyone dialing into our conference call this morning.

As mentioned, earlier today we announced the completion of the definitive merger agreement to acquire ImmunogenX in an all-stock transaction. This acquisition transforms First Wave BioPharma into a Phase 3-ready company with a clear growth strategy focused on building a GI pipeline comprised of multiple, late-stage clinical assets that address significant unmet clinical needs in multi-billion-dollar markets. As part of the acquisition, Jack Syage, CEO and Co-Founder of ImmunogenX, together with his team of scientific, clinical, and regulatory experts, will join First Wave. The ImmunogenX team brings with it significant scientific knowledge and recognized research contributions to celiac disease as well as considerable experience in navigating the regulatory complexities of gastroenterological drug development. We are confident that First Wave’s operational and strategic capabilities are further strengthened by the clinical and regulatory expertise of the ImmunogenX team.

Central to our strategy and the centerpiece of this deal is the acquisition of latiglutenase, a Phase 3-ready, targeted, oral biotherapeutic for celiac disease. As many of you may know, celiac disease is an autoimmune disease related to eating gluten; a protein found in wheat, barley, and rye; that afflicts approximately 1-2% of the world’s population, with over three million patients in the U.S. alone. Currently, there are no commercially available therapies or cures for celiac disease.

Latiglutenase is formulated through a mixture of two gluten-specific recombinant proteases that degrades gluten proteins into non-immunogenic peptide fragments which are harmless. It comes in a flavored powder form and is mixed with water that celiac disease patients drink when eating food. The U.S. FDA's GI Division has completed its review of our Phase 3 clinical development plan for latiglutenase, setting the stage for trial initiation in early 2025. This pivotal step positions us to potentially introduce latiglutenase by 2027 as the first celiac disease therapeutic to enter the market.

Successful development of latiglutenase not only promises to enhance shareholder value but also underscores our commitment to addressing unmet medical needs.

To support the Phase 3 trials, we soon expect to announce the close of a significant non-dilutive financial investment from a leading global pharmaceutical company in exchange for the U.S. and Canadian rights to the drug. Having a major pharmaceutical company express interest in funding the company to co-develop latiglutenase positions us to move into the clinic quickly and provides us with an experienced commercial partner that can bring latiglutenase to market. In parallel, we expect to secure concurrent financing commitments from a syndicate of top-tier institutional investor healthcare funds. The investment we expect to secure from the strategic partner and the healthcare funds is expected to fund the ongoing development of latiglutenase through a Phase 3 interim data readout. We anticipate the conclusion of these agreements in the near term, ahead of the initiation of the Phase 3 trials for latiglutenase.

Latiglutenase's transformative potential is grounded in compelling data from two prior Phase 2 trials, which have demonstrated that this therapy is not only safe and well tolerated but also effective in degrading the critical gluten proteins that cause intestinal damage and the symptomatic manifestations of celiac disease.

Latiglutenase is an orally administered biotherapeutic comprised of two gluten-specific recombinant proteases. These proteases have minimal systemic absorption and have been developed specifically to address the unmet needs of celiac disease patients. The outcomes of the Phase 2a and 2b clinical trials are promising, showing latiglutenase's capability to alleviate gluten-induced intestinal mucosal injury and to reduce the severity and frequency of symptoms among individuals afflicted with celiac disease.

Celiac disease, as many of you are aware, is a chronic, hereditary autoimmune condition exacerbated by gluten consumption. It is marked by significant damage to the small intestine's lining, leading to malabsorption, gastrointestinal dysfunction, and a range of debilitating symptoms. Patients with celiac disease, even when on a strict gluten-free diet, live in fear that a trace amount of gluten in their food can unexpectedly trigger a painful and debilitating flare-up that can incapacitate patients for several days and lead to hospitalization.

In a recent survey sponsored by Beyond Celiac, 93% of the respondents reported they never intentionally eat gluten but nonetheless nearly 73% still reported having gluten exposure that resulted in symptoms. Nearly 40% of that group reported accidentally ingesting gluten as often as 1-5 times month with over two-thirds having severe or bad symptoms. Without proper management, celiac disease can lead to severe health deterioration, multiple serious medical complications, and an increased risk of morbidity and mortality over a patient's lifetime. With a global prevalence of approximately one percent, and an increasing rate of diagnosis due to better diagnostic tools and greater awareness, the need for effective treatments has never been more urgent. Our goal is to provide Celiac patients with a safe and easy to administer therapy that reduces the symptoms of the disease, maintains intestinal health, and allows them to enjoy a quality of life free of fear and uncertainty stemming from trace gluten contamination of their food.

With the definitive merger agreement completed, we are working to expedite the regulatory, manufacturing, and clinical preparations necessary for the commencement of the pivotal Phase 3 clinical trials of latiglutenase and eventually to a potential Biologics License Application (BLA) and future commercialization. Based on current development timelines, latiglutenase could be commercially ready by 2027, positioning it to be the first-ever drug product approved specifically to treat celiac disease. This would not only potentially generate considerable shareholder value for First Wave but offers an opportunity to bring relief to the millions of Americans, and the millions more around the world, who suffer from celiac disease.

The addition of latiglutenase represents a key pillar of growth for First Wave, but not the only pillar. In 2023, we strengthened our GI-focused pipeline with the addition of capeserod, a selective 5-HT4 receptor partial agonist, from Sanofi. Artificial intelligence-empowered analyses indicate the drug’s mechanism of action has potential applications for several gastrointestinal disorders in multibillion-dollar markets, such as gastroparesis, where there are significant unmet clinical needs.

Based on these analyses and buoyed by capeserod’s strong safety profile, we are moving rapidly to initiate a Phase 2 gastroparesis clinical trial in 2025 and will be liaising with the FDA to establish the best developmental and regulatory pathway forward. Similar to the situation with Latiglutenase where a major strategic pharma company will have commercial rights, Sanofi retains the right of first refusal to develop and commercialize Capeserod.

Additionally, ongoing analyses of the adrulipase Phase 2 data have been promising and suggest potential opportunities to advance the program. We plan to request a Type-C meeting with the FDA to discuss the data and a clinical development plan given the shortcomings with current treatments for exocrine pancreatic insufficiency in patients with cystic fibrosis and chronic pancreatitis.

With that, I will now open the call to your questions.

Operator.

Q&A

James Sapirstein’s Concluding Remarks

As we wrap up today's presentation, I want to emphasize that our refreshed therapeutic pipeline positions First Wave BioPharma as a GI market leader. When compared to similar-sized companies, our late-stage GI pipeline stands out for its maturity and revenue potential. By expanding our pipeline into new late clinical stage therapeutic areas with near-term clinical and regulatory milestones and by partnering with strategic commercial pharma companies and raising institutional healthcare investment, we believe that we are creating the best conditions to increase shareholder value for current and future investors.

Our commitment to developing new treatments for GI conditions that grow shareholder value and make a real difference in the lives of patients is at the core of what we do. Leading First Wave BioPharma in these efforts is something I take seriously. Today I am confident we now have the pieces in place to realize the potential of not only latiglutenase, but the entirety of our GI-focused pipeline.

Thank you everyone for your time and attention today.

[End of Communication]

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that First Wave BioPharma, Inc.’s (the “Company”) actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether any financing or licensing transaction may be completed, completed with different terms, in an untimely manner, or not at all; whether the Company will be able to realize the expected benefits of its acquisition of ImmunogenX, Inc., a Delaware corporation (“ImmunogenX”) (the acquisition of ImmunogenX by the Company, the “Merger”); the Company’s ability to integrate the assets and contemplated commercial operations acquired from ImmunogenX into the Company’s business; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

No Offer or Solicitation; Important Information About the Merger and Where to Find It

This press release is for information purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Company’s acquisition of ImmunogenX (the “Merger”) and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company or ImmunogenX, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

The Company expects to file a proxy statement with the SEC relating to (i) the approval of the conversion of shares of Series G Preferred Stock into shares of the Company’s common stock in accordance with the rules of the Nasdaq Stock Market LLC and (ii) if deemed necessary or appropriate by the Company or as otherwise required by applicable law or contract, the approval of an amendment to the Company’s certificate of incorporation to authorize sufficient shares of common stock for the conversion of the Series G Preferred Stock issued pursuant to the merger agreement with ImmunogenX (the “Meeting Proposals”). The definitive proxy statement will be sent to all Company stockholders. Before making any voting decision, investors and security holders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the Meeting Proposals as they become available because they will contain important information about the Merger Agreement and related transactions and the Meeting Proposals to be voted upon. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

The Company, ImmunogenX, and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information regarding the Company’s directors and executive officers is available under the sections entitled “Director Compensation,” “Executive Compensation” and “Beneficial Ownership of Principal Stockholders and Management and Related Stockholder Matters” in the Company’s Definitive Proxy Statement filed with the SEC on May 15, 2023, available at https://www.sec.gov/Archives/edgar/data/1604191/000110465923060891/tm2315787d1_def14a.htm. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.